Consent of Independent Auditors


To the Stockholders and Board of Directors
USMX, INC.:

We consent to incorporation by reference in the registration statements (File Nos. 33-16194, 33-16195, 33-38855, 33-49392 and 33-63559) on Form S-8 of USMX, INC. of our report dated March 1, 1996, relating to the consolidated statements of financial position of USMX, INC. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of USMX, INC.

Our report refers to a change in the method of accounting for income taxes in 1993.



                              KPMG Peat Marwick LLP
Denver, Colorado
March 28, 1996